SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of the 26th day of March, 2015 (this "Agreement") is entered into by and among, GMCI CORP. (also known as "Pacific Metals, Corp.), a corporation organized under the laws of the State of Nevada ("GMCI"), LIEW CHIN LOONG, an individual residing in the Malaysia ("Liew"), LOK KHING MING, an individual residing in the Malaysia ("Lok") and LYF & SON REALTY SDN. BHD., a Malaysian corporation ("LYF") (Liew, Lok and LYF are collectively referred to herein as the "Owners"). GMCI and Owners are referred to singularly as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS, the Owners own all of the issued and outstanding shares of SBS Mining Corp. Malaysia Sd. Bhd., a Malaysian corporation ("SBS");

WHEREAS, SBS is in the business of mining and exploring certain mining properties located in Mukim of Batu Talam District of Raub, State of Pahang Darul Makmur, Malaysia (the "Properties"), pursuant to those two (2) certain written agreements dated January 6, 2014, entered into by and between SBS and YM Tengku Dato Kalsom Ibni Al-Marhum Sultan Abu Bakar (the "Mining Agreements";

WHEREAS, GMCI wishes to acquire all of the issued and outstanding shares of capital stock of SBS (referred to hereinafter as the "SBS Shares") with the purpose of owning and operating SBS as GMCI's wholly-owned subsidiary; and

WHEERAS, GMCI, SBS, and the Owners propose to enter into this Agreement which provides, among other things, that the Owners will deliver the SBS Shares to GMCI in exchange for a total of 500 million shares of GMCI's common stock (the "Share Exchange") as described in Section 2.01 of this Agreement, on the terms and conditions set forth herein and such additional items as more fully described in this Agreement.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.                                        Definitions. The following terms shall have the following respective meanings:

"Affiliate"
with respect to any Party, a Person that directly or indirectly controls, is controlled by, or is under common control of such Party.  For the purpose of this definition, "control" means (i) ownership of more than ten percent (10%) of the voting shares of a Person or (ii) the right or ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement or otherwise;

"Business Day"	a day (other than a Saturday) on which banks in Nevada are open for business throughout their normal business hours;
"Closing"	the closing of the transactions contemplated by this Agreement;
"Completion"	completion of acquisition of the SBS Shares by GMCI and issuance of the Exchange Shares (as such term is defined below) in accordance with the terms and conditions of this Agreement;
"Encumbrance"
any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to "Encumbrances" shall be construed accordingly;

"Exchange Act"	the US Securities Exchange Act of 1934;
"Person"	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);
"Securities Act"	the US Securities Act of 1933;
"SEC"	the US Securities and Exchange Commission;
"US"	United States of America;
"United States Dollars" or "US$"	United States dollars;

Section 1.02.                          Rules of Construction.

            (a)            Unless the context otherwise requires, as used in this Agreement:  (i) "including" means "including, without limitation"; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vi) the terms "Article," "Section" and "Schedule" shall refer to the specified Article, Section or Schedule of or to this Agreement and references to paragraphs shall refer to the relevant paragraph of a specified Schedule and (vii) the term "day" shall refer to calendar days.

(b)            Titles and headings to Articles and Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II
THE SHARE EXCHANGE
Section 2.01                          Share Exchange.
(a)            Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined hereafter), GMCI shall acquire all of the SBS Shares from the Owners with all of such interests acquired being free from all Encumbrances together with all rights now or hereafter attaching thereto.
(b)            In exchange for the delivery of the SBS Shares, GMCI shall provide the following to the Owners at the closing, a total of Five Hundred Million (500,000,000) shares of GMCI's common stock (the "Exchange Shares"), allocated as follows:
Liew                          75 million shares
Lok                          50 million shares
LYF                          375 million shares
provided, however,  that the Exchange Shares to be issued to any particular Owner shall be issued to any affiliate, trustee, legal entity or representative as directed by such Owner.
(c)            The Share Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. If the Closing does not occur as set forth in Section 2.02 of this Agreement due to one Party's failure to perform, then the other Party may terminate the Agreement.
Section 2.02.                                        Closing Location.  The Closing of the Share Exchange and the other transactions contemplated by this Agreement will occur as soon as possible (the "Closing Date"), at the offices of Booth Udall Fuller, PLC, 1255 W. Rio Salado Parkway, Tempe, Arizona.

Section 2.03.                                        Owner's Closing Documents.  At the Closing, the Owners will tender to GMCI:

(a)            Original certificates issued in the name of the Owner or Owners representing all of the SBS Shares, duly endorsed for transfer by the Owners, with either a medallion signature guarantee or notarization of such endorsement, and marked "cancelled for transfer" or as otherwise directed by GMCI or its counsel, in accordance with the laws of the Malaysia;

(b)            One (1) new certificate issued by SBS in the name of GMCI representing the SBS Shares;

(c)            A certified copy of the register of shareholders of SBS showing GMCI as the registered owner of the SBS Shares; and

(d)            A resolution from the Owners certifying that the conditions in Section 8.01(b) have been satisfied.

Section 2.04.                                        GMCI's Closing Documents.  At the Closing, GMCI will tender to the Owners:

(a)            A certified copy(ies) of resolutions of the Board of Directors of GMCI in a form satisfactory to the Owners, acting reasonably, authorizing:

                          (i)            the execution and delivery of this Agreement by GMCI; and

(ii)	the issuance of the Exchange Shares to the Owners.

(b)            Share certificates, registered in the name of the Owners representing the Exchange Shares; and

(c)            A certificate executed by a duly appointed officer of GMCI certifying that the conditions in Section 9.01(b) have been satisfied.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01.                          Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02.                          Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Completion.

Section 3.03.                          Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

Section 3.04.                          Each Party acknowledges that the restrictions contained in Section 11.01 shall continue to apply after the Closing without limit in time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GMCI

Section 4.01.                                        Organization, Standing and Authority; Foreign Qualification. GMCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02.                                        Corporate Authorization. The execution, delivery and performance by GMCI of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GMCI, and this Agreement constitutes a valid and binding agreement of GMCI. The Exchange Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03.                                        Capitalization.  GMCI's authorized capital stock, as of the Closing Date upon issuance of the Exchange Shares, shall consist of 4,000,000,000 authorized shares of common stock, of which 2,000,802,346 common shares shall be issued and outstanding (including the Exchange Shares. All of such issued and outstanding shares of GMCI's common stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of GMCI's common stock or any other security of GMCI or any plan for any of the foregoing, except for conversion rights associated with a certain convertible promissory note in the principal amount of $195,000, which is convertible into shares of GMCI's common stock at a price of $0.05 per share. GMCI is not obligated to register the resale of any of its common stock on behalf of any shareholder of GMCI under the Securities Act.

Section 4.04.                                        Subsidiaries. GMCI's does not have any subsidiaries.

Section 4.05.                          Articles of Incorporation and Bylaws.  GMCI has heretofore delivered, or prior to Closing GMCI shall deliver, to the Owners true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Nevada and Bylaws or comparable instruments, certified by GMCI's corporate secretary.

Section 4.06.                          No Conflict.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)            violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of GMCI;

(b)            violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which GMCI is a party or by or to which either of its assets or properties, may be bound or subject;

(c)            violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon GMCI or upon the securities, assets or business of GMCI;

(d)            violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to GMCI or to the securities, properties or business of GMCI; or

(e)            result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by GMCI.

Section 4.07.                          Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to GMCI's best knowledge threatened against or affecting GMCI or involving any of GMCI's property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. GMCI is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 4.08.                          Compliance with Laws. To the best knowledge of GMCI, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of GMCI.

Section 4.09.                          True and Correct Copies. All documents furnished or caused to be furnished to the Owner by GMCI are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 4.10.                                        Contracts.

            (a)            Except for the contracts set forth on Schedule 4.10 and excluding any obligation referenced in this Agreement, GMCI is not a party to any:

                          (i)            contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of GMCI, or to any other entity in which GMCI has an interest;

(ii)            contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days' or more notice;

                          (iii)            contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

                          (iv)            contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in any one (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

                          (v)            contracts relating to the acquisition by GMCI of any operating business of, or the disposition of any operating business by, any other person;

                          (vi)            executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

                          (vii)            joint venture contracts or agreements;

                          (viii)            contracts under which GMCI agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party;

                          (ix)            contracts containing covenants of GMCI not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with GMCI in any line of business or in any geographical area;

                          (x)            contracts for or relating to computers, computer equipment, computer software or computer services; or

                          (xi)            contracts relating to the borrowing of money by GMCI or the direct or indirect guarantee by GMCI of any obligation for, or an agreement by GMCI to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

                                        (A)            any contract with respect to lines of credit;

                                        (B)            any contract to advance or supply funds to any other person other than in the ordinary course of business;

                                        (C)            any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

                          (D)            any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

                                        (E)            any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

                          (xii)            any other material contract whether or not made in the ordinary course of business.

Section 4.11.                                        Operations of GMCI.  During the last ninety (90) days prior to the date hereof, GMCI has not:

(a)            except for (i) the reverse split of GMCI's common stock at the ratio of 25 for one that was made effective on January 7, 2015 by FINRA and (ii) the pending change of its corporate name to "GMCI Corp."; amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(b)            except for the issuance of 2 billion shares of common stock in anticipation of the Share Exchange; issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)            declared or paid any dividends or declared or made any other distributions of any kind to its shareholders; or

(d)            made any loan or advance to any of  its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business.

Section 4.12.                          Material Information.  This Agreement, the Schedules attached hereto and all other information provided, in writing, by GMCI or representatives thereof to the Owners, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to the Owners in writing which, individually or in the aggregate, could have a material adverse effect on GMCI or a material adverse effect on the ability of GMCI to perform any of its obligations pursuant to this Agreement.

Section 4.13.                          Brokerage.  No broker or finder has acted, directly or indirectly, for GMCI nor did GMCI incur any finder's fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE OWNER

The Owners represent to GMCI as follows:

Section 5.01.                                        Organization, Standing and Authority; Foreign Qualification. (a) SBS is a corporation duly organized, validly existing and in good standing under the laws of Malaysia and has all requisite corporate power and authority to own, lease and operate its respective properties and to conduct its respective business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 5.02.                                        Authorization. The execution, delivery and performance by the Owners of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions, as the case may be, on the part of the Owners. The Owners have duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of the Owners. The SBS Shares to be transferred to GMCI in accordance with this Agreement have been duly authorized and validly issued, fully paid and non-assessable. Upon transfer of the SBS Shares, no Encumbrance shall exist thereon.

Section 5.03.                                        Capitalization.

(a)            SBS's current total share capital is allocated as follows:

Liew                          90,000 shares                                                                      15%
Lok                            60,000 shares                                                                      10%
LYF                      450,000 shares                                                                    75%

(b)	All of such issued and outstanding shares of capital stock of SBS are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of capital stock in SBS or any other security of SBS or any plan for any of the foregoing.

(c)            The SBS Shares are not subject to any option, right of first refusal or any other restriction on transfer, whether by contract, agreement, applicable law, regulation or statute, as the case may be.

(d)            There are no outstanding loans, debts, bonds, indentures or promissory notes giving the holder thereof the right to convert such instruments into shares of SBS's capital stock.

Section 5.04.                                        Subsidiaries. SBS does not have any direct or indirect subsidiaries.

Section 5.05.                          Sale of Exchange Shares. Upon completion of the purchase and sale of the Exchange Shares, the Owners shall be the beneficial and record holder of the Exchange Shares.

Section 5.06.                          Investment Risk.  The Owners understand that an investment in GMCI includes a high degree of risk, have such knowledge and experience in financial and business matters, investments, securities and private placements as to be capable of evaluating the merits and risks of their investment in the Exchange Shares, are in a financial position to hold the Exchange Shares for an indefinite period of time, and are able to bear the economic risk of, and withstand a complete loss of such investment in the Exchange Shares.

Section 5.07.                          Cooperation. If required by applicable securities laws or order of a securities regulatory authority, stock exchange or other regulatory authority, the Owners will execute, deliver, file and otherwise assist GMCI in filing such reports, undertakings and other documents as may be required with respect to the issuance of the Exchange Shares.

Section 5.08.                          Tax Advice.  The Owners are solely responsible for obtaining such legal, including tax, advice as it considers necessary or appropriate in connection with the execution, delivery and performance by them of this Agreement and the transactions contemplated herein.

Section 5.09.                                        Investment Representations.  All of the acknowledgements, representations, warranties and covenants set out in Exhibit A hereto are true and correct as of the date hereof and as of the Closing Date as for the Owners.

Section 5.10.                          No Conflict.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)            violate any provision of the Articles or Certificate of Incorporation, Bylaws or other charter or organizational document of SBS;

(b)            violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which SBS or the Owners is a party or by or to which their assets or properties, including the SBS Shares, may be bound or subject;

(c)            violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon SBS or the Owners or upon the securities, assets or business of SBS and/or the Owners;

(d)            violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to SBS and/or the Owners or to the securities, properties or business of SBS and/or the Owners; or

(e)            result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by SBS and/or the Owners.

Section 5.11.                          Organizational Documents.

            (a)            The Owners have heretofore delivered to GMCI true, correct and complete copies of SBS's Articles of Incorporation or Association (or such similar organizational documents), certified by the Companies Commission of Malaysia or such other governmental entity with the power and authority to certify SBS' incorporation documents and Bylaws or comparable instruments, certified by the corporate secretary thereof.

(b)            The minute books of SBS accurately reflect all actions taken at all meetings and consents in lieu of meetings of its respective members or owners, and all actions taken at all meetings and consents in lieu of meetings of its managing members from the date of incorporation to the date hereof.

Section 5.12.                          Compliance with Laws.  To the best of the Owners' knowledge, neither SBS nor the Owners are in violation of any applicable order, judgment, injunction, award or decree nor are they in violation of any federal, provincial, state, local, municipal or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on SBS or the Owners and have not received written notice that any violation is being alleged.

Section 5.13.                          Material Information.  This Agreement, the Schedules attached hereto and all other information provided in writing by the Owners or representatives thereof to GMCI, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading.  There are no facts or conditions which have not been disclosed to GMCI in writing which, individually or in the aggregate, could have a material adverse effect on SBS and/or the Owners or a material adverse effect on the ability of the Owners to perform any of their obligations pursuant to this Agreement.

Section 5.14.                                        Actions and Proceedings.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving SBS or the Owners.  There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of the Owners, threatened against or involving SBS or the Owners, their respective assets or the SBS Shares.

Section 5.15.                                        Operations.  Except as contemplated by this Agreement, since its date of incorporation, SBS has not:

(a)            amended its Certificate or Articles of Association or Bylaws (or similar document) or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any of its ownership interests or changed or agreed to change in any manner the rights of its ownership interests or the character of its business;

(b)            issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any ownership interests or any bonds, notes, debentures or other evidence or indebtedness; or

(c)            made any loan or advance to any manager, officer, director or employee, consultant, agent or other representative.

Section 5.16.                          Brokerage.  The Owners shall pay any brokerage, finder's fee or other commission owed in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS AND AGREEMENTS OF OWNERS

Section 6.01.                          Conduct of Businesses in the Ordinary Course.  From the date of this Agreement to the Closing Date, the Owners shall cause SBS to conduct its respective business substantially in the manner in which it is currently conducted.

Section 6.02.                          Preservation of Permits and Services.  From the date of this Agreement to the Closing Date, the Owners shall cause SBS to use its best efforts to preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants.

Section 6.03.                          Conduct Pending the Closing Date.  From the date of this Agreement to the Closing Date: (a) the Owners shall cause SBS to use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) the Owners shall promptly notify GMCI of any event, condition or circumstance that would constitute a violation or breach of this Agreement by the Owners.

Section 6.04.                                        Corporate Examinations and Investigations.  Prior to the Closing Date, GMCI shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, liabilities, properties, business and operations of SBS, and such examination of the books, records, tax returns, results of operations and financial condition of SBS. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Owners and their employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VII
COVENANTS AND AGREEMENTS OF GMCI

Section 7.01.                          Conduct of Businesses in the Ordinary Course.  From the date of this Agreement to the Closing Date, GMCI shall conduct its businesses substantially in the manner in which it is currently conducted and shall not enter into any contract described in Section 4.10, or undertake any of the actions specified in Sections 4.11.

Section 7.02.                                        Litigation.  From the date of this Agreement to the Closing Date, GMCI shall notify the Owner of any actions or proceedings of the type described in Section 4.07 that are threatened or commenced against GMCI or against any officer, director, employee, properties or assets of GMCI and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 7.03.                          Conduct of GMCI Pending the Closing.  From the date hereof through the Closing Date:

(a)            GMCI shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b)            GMCI shall promptly notify the Owner of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by GMCI.

Section 7.04.                                        Corporate Examinations and Investigations.  Prior to the Closing Date, the Owners shall be entitled, through employees and representatives, to make any investigation of the assets, liabilities, properties, business and operations of GMCI; and such examination of the books, records, tax returns, results of operations and financial condition of GMCI. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and GMCI and its employees and representatives shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATION OF GMCI TO CLOSE

The obligations of GMCI to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 8.01.                          Representations and Covenants.  (a) The representations and warranties of the Owners contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)          The Owner shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by him on or before the Closing Date. The Owners shall have delivered to GMCI a certificate, dated the Closing Date, and signed by the Owners to the foregoing effect.

Section 8.02.                          Governmental Permits and Approvals.

            (a)            All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by SBS to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and GMCI shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)            There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 8.03.                          Third Party Consents.  All consents, permits and approvals from parties to contracts with SBS that may be required in connection with the performance by the Owners hereunder or the continuance of such contracts in full force and effect after the Closing Date, shall have been obtained.

Section 8.04.                          Litigation.  No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on SBS, the Owners, or on the SBS Shares.

Section 8.05                          Closing Documents.  The Owners shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE OWNERS TO CLOSE

The obligations of the Owners to be performed by them at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by him, to the extent permitted by law:

Section 9.01.                          Representations and Covenants.  (a)  The representations and warranties of GMCI contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)            GMCI shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. GMCI shall have delivered to the Owners a certificate dated the Closing Date, and signed by an authorized signatory of GMCI to the foregoing effect.

Section 9.02.                          Governmental Permits and Approvals.  (a)                                                                                                  All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by GMCI to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and the Owners shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

            (b)            There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 9.03.                          Litigation.  No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on GMCI.

Section 9.04.                          Closing Documents.  GMCI shall have executed and delivered the documents described in Section 2.04 above.

ARTICLE X
TERMINATION
Section 10.01.                                        Termination.

(a)            Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Share Exchange and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing:
                          (i)            by mutual written consent of the Owners and GMCI;
                          (ii)            by either the Owners or GMCI in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Share Exchange or any of the other transactions contemplated hereby shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;
                          (iii)            by GMCI if GMCI is not then in material breach of this Agreement and if there shall have been any breach by the Owners (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article VIII, and (B) shall not have been cured within thirty (30) days following receipt by the Owners of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30‑day period and the Owners are diligently pursuing such cure;

                  (v)            by the Owner if the Owners are not then in material breach of this Agreement and if there shall have been any breach by GMCI (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article IX, and (B) shall not have been cured within thirty (30) days following receipt by GMCI of written notice of such breach; or
(b)            In the event of termination by the Owners or GMCI pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

Section 10.02.                                        Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 10.01 and this Section 10.02; and (ii) Section 11.01 relating to publicity. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE XI
POST-CLOSING COVENANTS

Section 11.01                                        GMCI's Covenants. GMCI hereby covenants with the Owners and promises to re-elect Liew and Lok as members of the Board of SBS
(a)	.

Section 11.02 Owners' Covenants. The Owners, jointly and severally, hereby covenant with GMCI and promises as follows:

(a)	To maintain the books, records, accounting and financial statements of SBS and all operations related to its mining operations, in accordance with applicable accounting principles and practices.

(b)	To maintain all of the legal requirements that permit SBS to continue its mining operations under all applicable federal, state and/or provincial laws and regulations of Malaysia and comply with all other federal, state and/or provincial laws and regulations of Canada.

(c)	Not to incur any debt by SBS in any event whatsoever, except with the prior written consent of the Board of Directors of GMCI.

MISCELLANEOUS

Section 11.01.                                        Public Notices.  The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 11.02.                                        Time.  Time shall be of the essence hereof.

Section 11.03.                                        Notices.  Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

if to the Owners, at:

if to GMCI, at:

GMCI Corp.
c/o W. Scott Lawler, Esq.
                        Booth Udall Fuller PLC
                       1255 W Rio Salado Pkwy #215
                        Tempe, AZ 85281

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Any notice mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing unless at the time of mailing or within five (5) Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or faxed.

Section 11.04.   Severability.  If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 11.05.                                        Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

Section 11.06.                                        Further Assurances.  The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 11.07.                                        Waiver.  Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.  No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 11.08.  Counterparts.  This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written.

GMCI CORP. (also known as Pacific Metals Corp.), a Nevada corporation		"OWNERS"

By:	/s/ LOK KHING MING	/s/ LIEW CHIN LOONG
Name:	LOK KHING MING	LIEW CHIN LOONG
Title:

/s/ LOK KHING MING
LOK KHING MING

LYF & SON REALTY SDN. BHD., a Malaysian corporation

By: /s/ LIEW YOKE FOONG
Name: LIEW YOKE FOONG
Title: DIRECTOR

EXHIBIT A

Non-U.S. Person Certificate

March ____, 2015
GMCI Corp.
c/o W. Scott Lawler, Esq.
Booth Udall Fuller, PLC
1255 W. Rio Salado Parkway
Suite 215
Tempe, AZ 85281

Defined terms used but not defined herein shall have the meaning ascribed to such terms in the Share Exchange Agreement (the "Share Agreement") dated March ____, 2015, by and among GMCI CORP. (also known as "Pacific Metals, Corp.") ("GMCI"), a corporation organized under the laws of the State of Nevada, LIEW CHIN LOONG, an individual residing in the Malaysia, LOK KHING MING, an individual residing in the Malaysia and LYF & SON REALTY SDN. BHD., a Malaysian corporation, whereby GMCI is acquiring from the other parties all of issued and outstanding shares of SBS Mining Corp. Malaysia Sd. Bhd., a Malaysian corporation, in exchange for shares of GMCI's common stock ("the Shares").
1.	The undersigned hereby represents, warrants and certifies that:

(a)	It is not a "U.S. Person" (as such term is defined by Rule 902 of Regulation S under the U.S. Securities Act) and is not acquiring the Shares, directly or indirectly, for the account or benefit of any U.S. person.

Rule 902 under the U.S. Securities Act, defines a "U.S. Person" as:

(A)	Any Natural person resident in the United States;

(B)	Any partnership or corporation organized or incorporated under the laws of the United States;

(C)	Any estate of which any execution or administrator is a U.S. Person;

(D)	Any trust of which any trustee is a U.S. Person;

(E)	Any agency or branch of a foreign entity located in the United States;

(F)	Any non-discrectionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

(G)	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(H)	Any partnership or corporation if:

(1)	Organized or incorporated under the laws of any foreign jurisdiction; and

(2)	Formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural person, estates or trusts.

The following are not "U.S. Persons:

(A)	Any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a Non-U.S. Person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States;

(B)	Any estate of which any professional fiduciary acting as executor or administrator is a U.S. Person if:

(1)	An executor or administrator of the estate who is not a U.S. Person has sole or shared investment discretion with respect to the assets of the estate; and

(2)	The estate is governed by foreign law;

(C)	Any trust of which any professional fiduciary acting as trustee is a U.S. Person, if a trustee who is not a U.S. Person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settler if the trust is revocable) is a U.S. Person;

(D)	Any employee benefit established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country;

(E)	Any agency or branch of a U.S. person located outside the United States if:

(1)	The agency or branch operates for valid business reasons; and

(2)	The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; and

(F)	The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans.

(b)	The offer and scale of the Shares was made in an "offshore transaction" (as defined under Regulation S under the U.S. Securities Act), in that:

(i)	The undersigned was outside the United States at the time the buy order for such Shares was originated; and

(ii)	The offer to sell the Shares was not made to the undersigned in the United States.

(c)	The transaction (i) has not been pre-arranged with a purchaser located inside of the United States or is a U.S. Person, and (ii) is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act.

2.	The undersigned hereby covenants that:

(a)	During the period prior to one year after the Closing (the "Restricted Period") it will not engage in hedging transactions with regard to the Shares unless such transactions are made in compliance with the U.S. Securities Act;

(b)	If it decides to offer, sell or otherwise transfer any of the Shares, it will not offer, sell or otherwise transfer any of such Shares directly or indirectly, unless:

(i)	The sale is to the Company;

(ii)	The sale is made outside the United States in a transaction meeting the requirements of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations; provided, however, that during the period prior to the expiration of the Restrictive Period no sale may be made to any U.S. Person or for the account or benefit of the U.S. person (other than a distributor) and all purchasers of such Shares will be required to execute and deliver to the Company a certificate substantially in the form hereof;

(iii)	The sale is made in the United States pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities or "blue sky" laws and the purchaser has prior to such sale furnished to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such transaction does not require registration pursuant to Rule 144 under the U.S. Securities Act;

(iv)	The Shares are sold in the United States in a transaction that does not require registration under U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and it has prior to such sale furnished to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such transaction does not require registration; or

(v)	The sale is made in the United States pursuant to an effective registration statement filed under the U.S. Securities Act.

3.	The undersigned acknowledges and agrees that:

(a)	The Shares are and will be "restricted securities" as that term is defined in Rule 144 under the U.S. Securities Act, and the certificates representing the Shares, as well as all certificates issued in exchange for or in substitution of the foregoing, until such time as is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws, will be subject to the terms of and bear, on the face of such certificate, a legend in substantially the following for:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "U.S. SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. THESE SECURITIES ARE RESTRICTED SECURITIES (AS DEFINED UNDER RULE 144 UNDER THE U.S. SECURITIES ACT) AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR VALUE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE U.S. SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE U.S. SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.
DURING THE PERIOD PRIOR TO OCTOBER ____, 2015 [ONE YEAR AFTER THE CLOSING] (THE "RESTRICTED PERIOD"), THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY WITHIN THE UNITED STATES, TO A U.S. PERSON (AS DEFINIED IN REGULATION S UNDER THE U.S. SECURITIES ACT), OR FOR THE ACOUNT OR BENEFIT OF A U.S. PERSON, EXCEPT PURSUANT TO REGISTRATION UNDER THE U.S. SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER. DURING THE RESTRICTED PERIOD HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS SUCH TRANSACTIONS ARE MADE IN COMPLIANCE WITH THE U.S. SECURITES ACT.  THIS PARAGRAPH SHALL HAVE NO FURTHER EFFECT SUBSEQUENT TO THE EXPIRATION OF THE RESTRICTED PERIOD AND THEREAFTER MAY BE REMOVED.

(b)	The Company will refuse to register any sale of Shares made in breach of the provisions hereof.

(c)	The addressees of this certificate and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations, warranties and agreements, and irrevocably authorizes the addressees of this certificate to produce the same or a copy thereof to any interested party in any administrative or legal proceeding or official enquiry with respect to the matters set forth herein. The undersigned further agrees that if any of acknowledgements, representations, warranties or agreements made herein is no longer accurate, it shall promptly notify the Company

Date	Date

/s/ LIEW CHIN LOONG	/s/ LOK KHING MING
LIEW CHIN LOONG	LOK KHING MING

Date	Date

/s/ LIEW YOKE FOONG
LYF & SON REALTY SDN. BHD., a Malaysian corporation

By: /s/ LIEW YOKE FOONG
Name: LIEW YOKE FOONG
Title: DIRECTOR